Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between Dennis J. Selkoe, M.D. (“Consultant”), an individual with an address of Center for Neurologic Diseases, Harvard Medical School, Brigham and Women’s Hospital,  77 Avenue  Louis Pasteur, HIM 730, Boston, MA 02115, and Elan Pharmaceuticals, Inc., a Delaware corporation with an address of 800 Gateway Boulevard, South San Francisco, California 94080 (“Elan”), and is effective as of July 1, 2009 (“Effective Date”).

RECITALS

A.           Consultant possesses special expertise and knowledge within the field of research and clinical practice relating to various diseases (“Consultant Field”);

B.           Elan has need for Consultant’s services with respect to the treatment and/or prevention of neurodegenerative disease and autoimmune disease (“Elan Field”);

C.           Elan and certain of its Affiliates (as defined below), on the one hand, and Consultant and, in certain cases, certain other parties, on the other hand, have previously entered into various consulting and related agreements, including, without limitation, (i) the Consulting Agreement, dated as of July 1, 1986, between Athena Neurosciences, Inc., a Delaware corporation (“Athena”), and Consultant; (ii) the Consultant Proprietary Information and Inventions Agreement, dated as of October 30, 1986, by and between Athena Delaware, Inc., a Delaware corporation, and Consultant; (iii) the Amendment to Consulting Agreement, dated as of June 5, 1987, by and between Athena and Consultant; (iv) the Material Transfer Agreement, dated as of October 1, 1986, by and among Athena, Eli Lilly and Company, Consultant, Howard L. Weiner and Brigham and Women’s Hospital; (v) the Consulting Agreement Scientific Advisory Committee, dated as of November 7, 1996, by and between Elan Corporation, plc and Consultant; (vi) the Confidentiality and Material Transfer Agreement, dated as of May 30, 2001, by and among Elan, Consultant and The Brigham and Women’s Hospital, Inc.; (vii) the Transfer of Materials Approval Form, dated as of June 3, 2001, by and between Elan and Consultant; (viii) the Consulting Agreement, dated as of April 1, 2002, by and between Consultant and Elan; (ix) the Material Transfer Agreement, dated as of June 25, 2002, by and among Elan, Consultant and Mr. Malcolm Lessing; (x) the Consulting Agreement, dated as of May 20, 2004, by and between Consultant and Elan; and (xi) the Consulting Agreement, dated as of July 1, 2006, by and between Consultant and Elan (collectively, the “Previous Agreements”); and

D.           Elan and Consultant now desire to enter into this Agreement whereby Consultant shall perform consulting services for Elan on the terms and conditions set forth below.

Exhibit 10.4

AGREEMENT

NOW, THEREFORE, Consultant and Elan agree as follows:

1.           Description of Services.  Subject to the terms and conditions of this Agreement, Consultant shall perform services for Elan, according to the time frame agreed upon by the parties, with respect to the Elan Field, limited to advising and/or speaking at various Elan Committee meetings, providing review of and advice on the merit or value of Elan’s research and development concerning Elan Field, as well as information on new developments and opportunities in neurodegenerative disease and, autoimmune disease (the “Services”).   Services shall not (i) involve any use of the facilities, space, materials or other resources of The Brigham and Women’s Hospital, Inc. d/b/a Brigham and Women’s Hospital (“Hospital”), including resources provided in-kind by outside sources (provided that use alone by the Consultant of the Consultant’s office space and word processor shall not be considered a prohibited use of such Hospital resources), or (ii) use direct or indirect financial support from Hospital, including funding from any outside source awarded to or administered by Hospital.  In the event that the Services overlap with a field in which the Consultant is performing research at Hospital sponsored by a third party for-profit entity, this Agreement will not be effective with respect to such overlapping services unless and until it is approved by the Hospital Office of Corporate Sponsored Research and Licensing (“CSRL”) in consultation with such third party.  Consultant shall spend no more than twenty (20) days (excluding week-ends and holidays) in performing Services for Elan.  As used in each instance in this Agreement, the term “Services” shall mean the Services as defined and expressly limited in this Section 1.

2.           Term and Renewal.  This Agreement shall be effective as of the Effective Date and shall remain in effect for a period of three (3) years unless terminated pursuant to this Agreement.  This Agreement may only be renewed for additional periods on terms mutually agreed upon in writing by the parties.  Neither party shall have any obligation to renew this Agreement.

3.           Fees and Expenses.

(a)           In return for services actually rendered, Elan will pay Consultant at a rate of $12,500.00 per quarter.

(b)           Elan shall also reimburse Consultant for all out-of-pocket expenses actually incurred by Consultant in rendering Services under this Agreement so long as such expenses, in Elan’s opinion, are reasonable and necessary.  Such expenses will include reasonable and necessary travel lodging and meals.  Consultant shall provide Elan with a written expense report, complete with receipts or other reasonable documentation, for all such expenses requested for reimbursement.

4.           Invoices.  Amounts due hereunder shall be payable no later than thirty (30) days from Elan’s receipt of a written invoice with an expense report and accompanying supporting documentation therefor.

5.           Confidentiality; Proprietary Information; Intellectual Property.

(a)           Any and all information which Elan or its Affiliates have previously disclosed to Consultant under any Previous Agreement or may disclose to Consultant under this Agreement, in all cases, will be considered confidential, including, but not limited to, information related to the Elan Field.  “Affiliate” shall mean any corporation or other entity that controls, is controlled by, or is under common control with, a party hereto.  An entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity or otherwise has the power to direct or control the management or operations of the other corporation or entity, whether by contract or otherwise.

(b)           Consultant further agrees that all discussions and negotiations with respect to this Agreement are confidential except that same may be disclosed to Hospital and its employees and legal representatives under an appropriate confidentiality agreement.

(c)           Consultant understands that Elan possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to Elan or its Affiliates and/or in which property rights have been assigned or otherwise conveyed to Elan or its Affiliates, which information has commercial value in the business in which Elan is engaged.  All such information, including the information described in Sections 5 (a) and (b) above, and including any other information developed by or on behalf of Consultant in and during the performance of the Services pursuant to this Agreement or any Previous Agreement, is hereinafter referred to as “Proprietary Information.”  By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts and customer and contact lists.  Accordingly, Consultant further agrees as follows:

(i)   All Proprietary Information shall be the sole property of Elan or its Affiliates and their assigns, as the case may be, and such parties shall be the sole owners of all patents and other rights in connection therewith.  At all times during this Agreement and for a period of five (5) years after expiration or termination of this Agreement, Consultant will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information without the prior written consent of Elan, except as may be necessary in the ordinary course of performing the Services of Consultant hereunder.  No announcement, oral presentation or publication of any kind relating to any Proprietary Information shall be made by Consultant without the prior written consent of Elan; and

(ii)           All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by or on behalf of Elan in the performance of the Services or created by or on behalf of Consultant in and during the performance of the Services pursuant to this Agreement or any Previous Agreement, shall be and remain the sole property of Elan and/or its Affiliates and shall be returned promptly as and when requested by Elan.  Should Elan not so request, Consultant agrees to return and deliver all such property upon expiration or termination of this Agreement for any reason and Consultant shall not retain or reproduce any such property upon expiration or termination, except that Consultant may keep one (1) copy thereof for the purpose of complying with the terms of this Agreement.

Notwithstanding the foregoing, Proprietary Information shall not be deemed to include information that Consultant can demonstrate (a) is or hereafter becomes generally available to the public other than as a result of a breach of this Agreement or any Previous Agreement by Consultant, (b) was made known to Consultant by a third party lawfully in possession of such information (as evidenced by Consultant’s written records) without breach of any obligation of confidentiality or duty, or (c) is required to be disclosed pursuant to a governmental or court proceeding, provided that Consultant notifies Elan in writing in a timely manner of the required disclosure such that Elan has an opportunity to seek a protective order to limit the nature and scope of the information to be disclosed, and this exception only permits disclosure to the extent and to the persons, as required by such governmental or court proceeding.

(d)           Consultant further agrees as follows:

(i)           Consultant shall promptly disclose to Elan or its designee all intellectual property (including, but not limited to any inventions, improvements, formulae, processes, techniques, know-how, data, patents or applications for patents, trade secrets, trademarks, copyrights and confidential information as described in this Section 5), which:  (A) is created  by Consultant specifically for Elan in and during the performance of the Services hereunder or under any Previous Agreement; or (B) results from the use of property or premises owned, leased or contracted for, by or on behalf of Elan or its Affiliates (collectively, “Intellectual Property”).

(ii)           Consultant agrees to and does hereby sell, assign, transfer and set over to Elan, its Affiliates, successors or assigns, as the case may be, all right, title and interest in and to all Intellectual Property  created individually or in conjunction with others in performance of this Agreement or any Previous Agreement, to be held and enjoyed by Elan, its Affiliates, successors or assigns, as the case may be, to the full extent of the term for which any patents may be granted and as fully as the intellectual property would have been held by Consultant had this Agreement, sale or assignment not been made.

(iii)           Consultant shall execute and deliver any and all instruments and documents and perform any and all acts, necessary to obtain, maintain or enforce patents, trademarks, trade secrets and copyrights for such Intellectual Property, and shall make, execute and deliver any and all instruments and documents and perform any and all acts necessary to obtain, maintain or enforce patents, trademarks, trade secrets and copyrights for such Intellectual Property as Elan may designate in any and all countries.  All costs and expenses of application and prosecution of such patents, trademarks, trade secrets and copyrights shall be paid by Elan.

(iv)           Any copyrightable material prepared by Consultant specifically for Elan in the performance of the Services under this Agreement or any Previous Agreement, are prepared as works for hire for the benefit of Elan.  Consultant hereby assigns to Elan any copyright to which Consultant is entitled for any copyrightable material prepared specifically for Elan in the performance of the Services under this Agreement or any Previous Agreement.  Elan shall have the right to reproduce, modify and use, for any purpose related to its lawful business, such material and all results which were generated by Consultant specifically for Elan in the performance of Services under this Agreement or any Previous Agreement.

(v)           Upon the written request of Elan, Consultant shall make any assignment provided for in this Section 5 directly to, or for the benefit of, an Elan Affiliate or Elan’s designee, including Consultant’s performance of any related obligations hereunder.

(e)           Notwithstanding anything to the contrary in this Agreement, in accordance with Hospital’s Intellectual Property Policy, and subject to the next succeeding paragraph, Elan shall not through this Agreement obtain any right in or respecting any invention the conception or reduction to practice of which: (i) received direct or indirect financial support from Hospital, including funding from any outside source awarded to or administered by Hospital, or (ii) made use of any space, facilities, materials or other resources of Hospital including resources provided in-kind by outside sources.  In accordance with the Hospital’s Intellectual Property Policy, Consultant shall disclose to CSRL, in confidence, all inventions which are related to Consultant’s research, clinical, or educational activities at Hospital in order to provide Hospital an opportunity to assess, together with Elan, whether the invention is subject to the provisions of this paragraph.

All inventions hereunder which relate to any separate research agreement shall be deemed to be inventions under such research agreement and Elan’s, Hospital’s and Consultant’s rights and obligations with respect to said inventions shall be governed solely by the terms of such research agreement and not by the terms of this Agreement.

6.           Remedies.  (a)  Consultant acknowledges that Elan will have no adequate remedy at law if Consultant breaches the terms of Section 5 hereof.  Accordingly, in such event, Elan shall have the right, in addition to any other rights it may have at law or equity, to obtain in any tribunal of competent jurisdiction injunctive relief to restrain any breach or threatened breach.  (b) If, due to reasons within Consultant’s reasonable control, Consultant’s Services fail to meet standards generally accepted in the applicable industry, or if Consultant fails to provide agreed-upon Services in a timely manner, Elan shall have the right, in addition to any other remedy it may have at law or equity, to:  (i) terminate this Agreement immediately upon written notice to Consultant; (ii) require that defective Services be replaced or remedied, as the case may be, without charge to Elan; and (iii) correct, or have corrected by a third party, the defective Services and withhold from amounts owing to Consultant hereunder all amounts incurred by Elan in taking such corrective measures.

7.           Contacts at Elan.  In connection with Consultant’s performance of Services under this Agreement, Consultant shall deal exclusively with Dr. Ted Yednock, Dr. Dale Schenk, Dr. Lars Ekman or such other person or persons as Elan may designate in writing as Consultant’s contact for purposes of this Agreement (Dr. Yednock, Dr. Schenk, Dr. Ekman and each such designated person being hereinafter referred to as a “Designated Contact”).  All visits by Consultant to the premises of Elan or any of its Affiliates in connection with Consultant’s performance of Services under this Agreement shall be coordinated and scheduled through a Designated Contact.  All requests for documents or information and all communications with personnel of Elan or any of its Affiliates in connection with Consultant’s performance of Services under this Agreement shall be coordinated and arranged through a Designated Contact.  It is understood by the parties hereto that the foregoing provisions of this Section 7 shall not affect Consultant’s right to attend meetings of the Board of Directors of Elan on the premises of Elan or any of its Affiliates in his capacity as a director of Elan, and also shall not affect Consultant’s right to obtain documents and information provided to him in his capacity as a director of Elan or to request documents and information in his capacity as a director of Elan.  Any such requests by Consultant for documents and information in his capacity as a director of Elan shall be directed to the Company Secretary of Elan.

8.           Termination.  This Agreement may be terminated by either party with or without cause upon thirty (30) days prior written notice.

In the event this Agreement is terminated pursuant to this Section prior to completion of the Services, Consultant shall cease work upon Elan’s request, and shall be entitled to receive its fee for work actually and reasonably performed through the effective date of termination.

The provisions of Sections 5 (for a period of five (5) years), 6, and 10-16, inclusive, shall survive expiration or termination of this Agreement.

9.           Independent Contractor.  Nothing in this Agreement shall be construed to create an employment relationship between Consultant and Elan.  Consultant shall be an independent contractor and shall have no authority to enter into contracts on behalf of Elan, bind Elan to any third parties or act as an agent on behalf of Elan in any way.  Consultant shall not be entitled to receive any compensation, or medical or other benefits as an Elan employee.  Accordingly, Consultant shall account for and report, and be liable for the payment of all applicable federal and state income taxes, social security taxes, and all other taxes due on payments received by Consultant hereunder.  Consultant hereby acknowledges that Elan will report as compensation all payments to Consultant hereunder.

10.           Consultant’s Representations and Warranties.  Consultant hereby represents and warrants to Elan that (a) Consultant has the authority to enter into and perform this Agreement, and (b) performance of Consultant’s Services as contemplated by this Agreement will not result in the breach or violation of any contract, arrangement or understanding (including without limitation any intellectual property rights or any agreement of confidentiality or non-disclosure, whether written or oral) which Consultant may have with any third party (including without limitation current and former employers of Consultant and any other companies or persons for which Consultant has performed or is performing consulting services), and (c) Consultant is not in breach of any Previous Agreement.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant’s appointment at Hospital, including but not limited to research sponsored by a third party commercial entity, nor shall anything in this Agreement be construed to restrict or limit Consultant’s right to serve as an advisor to any hospital, or to any governmental or not-for-profit organization provided that no Proprietary Information of Elan is used.

11.           Compliance Standards.  During the term of this Agreement and any renewal term, Consultant shall comply with all applicable laws, rules and regulations in the conduct of the Services being performed.

12.           Severability.  If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforcement, and all other portions of this Agreement shall remain in full force and effect.

13.           Entire Agreement, Amendments.  This Agreement contains the entire and complete agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral and/or written agreements with respect to the subject matter hereof, and all Previous Agreements, other than, in each case, any currently effective confidentiality, disclosure or assignment obligation.  Any changes to this Agreement must be in writing and signed by both parties.

14.           Successors.  This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties.

15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws provisions and the parties agree to personal jurisdiction and venue in the state and federal courts of San Francisco, California, in any suit or proceeding arising out of the subject matter of this Agreement.

16.           Use of Name; No Liability; Indemnification.  Elan may use the Consultant’s name and in so doing may cite the Consultant’s relationship with Hospital, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement of Elan or of any Elan program, product or service.  However, Elan shall not use the Consultant’s name, Hospital’s name, or the name of Partners HealthCare System, Inc. in any press release, or quote the consultant in any company materials, or otherwise use the Consultant’s name, Hospital’s name, or the name of Partners HealthCare System, Inc. in a manner not specifically permitted by the preceding sentence, unless in each case Elan obtains in advance the written consent of Hospital and/or Partners HealthCare System, Inc., and, in the case of the use of the Consultant’s name, the Consultant’s consent as well.  Each of Elan and Consultant acknowledges and agrees that (i) Consultant is entering into this Agreement in his individual capacity and not as an employee or agent of Hospital, and (ii) Hospital is not a party to this Agreement and has no liability or obligation whatsoever hereunder.  Elan shall indemnify, defend and hold harmless Consultant and Consultant’s successors, heirs and assigns and Hospital and its trustees, employees and staff and their respective successors, heirs and assigns (“Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising from the good faith performance of the Services by Consultant.

17.           Execution in Counterparts or by Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.  This Agreement may be executed by facsimile.  The parties agree that facsimile copies of signatures have the same effect as original signatures.

DATED as of the Effective Date, and executed by:

ELAN PHARMACEUTICALS, INC.                                                                               DENNIS J. SELKOE, M.D.

By:        ________________________

Name:  Richard T. Collier___________

Title:  Director, Vice President, Secretary